Exhibit 10.1

Intra-Cellular Therapies, Inc. Alexandria Center for Life Science 430 East 29th Street, Suite 900 New York, NY 10016 Phone: 646-440-9333

August 2, 2024

Sanjeev Narula

[***]

[***]

Re: Offer Letter

Dear Sanjeev:

ITI, Inc. (the “Company”), a wholly owned subsidiary of Intra-Cellular Therapies, Inc., is pleased to offer you the full-time position of Executive Vice President, Chief Financial Officer. The terms of the Company’s employment offer are as follows:

Your start date will be August 12, 2024. You will report to Sharon Mates, CEO. The Company may change your position, duties, and work location as it deems necessary.

As a salaried employee, your compensation will be $25,625.00 per semi-monthly pay period, less payroll deductions and other withholdings required by law. This semi-monthly compensation is equivalent to $615,000.00 over the course of one year.

In addition, you will receive an initial equity grant with an implied total value of $3,500,000.00. 75% of the grant will consist of a number of restricted stock units of Intra-Cellular Therapies, Inc. which will be determined based on the closing share price of Intra-Cellular Therapies, Inc. common stock on the date of grant. 25% of the grant will be delivered in the form of stock options and will have an exercise price equal to the closing share price of Intra-Cellular Therapies, Inc. common stock on the date of grant. This equity grant will vest in equal installments on the first three anniversaries of the grant date. This grant will be subject to the terms of the Amended and Restated 2018 Equity Incentive Plan and is conditioned on your execution of a written Equity Agreement governing the terms of the grant. Your grant date will be your first day of employment.

You will receive a sign-on bonus of $125,000.00 net of taxes. This bonus will be paid out in the August 31, 2024 payroll. If you voluntarily resign from the Company within 18-months of your start date, you will be required to reimburse the company on a pro-rated basis.

You will relocate your primary residence to a location within a reasonable commuting distance of the Company’s New Jersey office facility. The target for your relocation completion is March 2025. Prior to relocating, you will commute to the Company’s New Jersey and Maryland office locations as needed. The Company will reimburse you for travel expenses incurred between your current residence and our New Jersey and Maryland office locations until your relocation is complete.

The Company has granted annual bonuses based on company and personal performance in the past. The bonus target for the Executive Vice President level has been approved at 50% for 2024, which amount is payable at the discretion of the Board of Directors of the Company. This bonus will be pro-rated in 2024 based on your start date.

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Intra-Cellular Therapies, Inc. Alexandria Center for Life Science 430 East 29th Street, Suite 900 New York, NY 10016 Phone: 646-440-9333

In addition, you will also be eligible to receive annual equity awards in the form and at the value commensurate with other Company employees at the Executive Vice President level, subject to individual performance, which annual equity awards will be granted at the discretion of the Board of Directors of the Company.

You will also be eligible for standard Company benefits. Your participation in the Company’s benefit plans will be subject to the terms and conditions of each plan. Unless applicable law requires otherwise, you will be eligible for 20 vacation days, 56 hours of sick/personal time and 1 floating holiday each full calendar year and subject to the terms and conditions of the Company’s policies. This time is accrued per pay period and will be pro-rated in 2024 based on your start date. The Company may discontinue or modify any of its benefit plans at any time, with or without notice.

As a Company employee, you will be subject to all Company policies and you will be expected to comply with Company rules and regulations. Your offer of employment is conditioned upon your signing a Proprietary Information, Inventions, and Non-Disclosure Agreement.

The Company expects you to comply with existing obligations you may have, and therefore you will be required in your work for the Company not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Further, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter, and that all facts you have presented or will present to the Company are accurate and true, and this includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or CV, or in any interview or discussion with the Company.

You agree that you will not bring onto Company premises any property belonging to any former employer or other person to whom you have an obligation of confidentiality.

This offer of employment is contingent upon completion of satisfactory reference checks, as well as, providing necessary identification for proof of identity and authorization to work in the U.S. on your first day of employment to satisfy the Form I-9 document.

This offer is also contingent upon completion of a satisfactory background check and receipt of results of a satisfactory drug screening test. You will receive an e-mail via your personal email address from Global HR Resources (GHRR) on behalf of Intra-Cellular Therapies, Inc. containing a link to their secure, on-line background check portal in order to begin the background check process. Once you have entered your information into the GHRR system you will receive a second e-mail from GHRR regarding your drug screen. Please respond to both e-mails as soon as possible. If you do not receive both a background check and a drug screen e-mail within 24 hours of receiving this letter, please notify ITCI Human Resources at [***] immediately.

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Intra-Cellular Therapies, Inc. Alexandria Center for Life Science 430 East 29th Street, Suite 900 New York, NY 10016 Phone: 646-440-9333

Please note - GHRR will send you notification when your background check is complete; however, this does not mean you have cleared the background check. You will receive notification from the ITCI Human Resources Department once the results of your background check have been reviewed and you have been officially cleared.

Please initial and date pages 1 & 2 and sign below on page 3, then scan and return this letter to me via e-mail within 72 hours to confirm acceptance of this offer. We are happy to have you join our Company and we look forward to a productive and enjoyable work relationship.

Sincerely, /s/ Regina Donohue

Regina Donohue
SVP, Chief Human Resources Officer

ACCEPTED:

/s/ Sanjeev Narula
Signature

August 2, 2024
Date

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